UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  Schedule 13G


                    Under the Securities Exchange Act of 1934


                        BIO-REFERENCE LABORATORIES, INC.
                                (Name of Issuer)

                          Common Stock, $0.01 Par Value
                         (Title of Class of Securities)

                                   090576 60 2
                                 (CUSIP Number)

                                  May 14, 2001
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)
         [x]      Rule 13d-1(c)
         [ ]      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 5 Pages

CUSIP No. 090576 60 2              Schedule 13G                Page 2 of 5 Pages


--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Topfer Holdings I, Inc.("Holdings") and Morton L. Topfer ("Topfer")

--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   [  ]

                                                                      (b)   [  ]
--------------------------------------------------------------------------------
3        SEC USE ONLY



--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                               Holdings - Texas corporation
                                               Topfer - United States Citizen
--------------------------------------------------------------------------------


                   5    SOLE VOTING POWER

    NUMBER OF                                                  1,500,000 (1)

      SHARES       -------------------------------------------------------------
                   6    SHARED VOTING POWER
   BENEFICIALLY
                                                                       0
     OWNED BY
                   -------------------------------------------------------------
       EACH        7    SOLE DISPOSITIVE POWER

    REPORTING                                                  1,500,000 (1)

   PERSON WITH     -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                                                                       0
                   -------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        1,500,000 (1)
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                            [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                             14%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*

                                                        Holdings - CO
                                                         Topfer - IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 090576 60 2              Schedule 13G                Page 3 of 5 Pages


Item 1.

         (a)      Name of Issuer:
                  --------------

                  Bio-Reference Laboratories, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  481 Edward H. Ross Drive
                  Elmwood Park, New Jersey  07407

Item 2.

         (a)      Name of Person Filing:
                  ---------------------

                  Topfer Holdings I, Inc.("Holdings") and Morton L. Topfer ("Topfer")

         (b)      Address of Principal Business Office or, if none, Residence:
                  -----------------------------------------------------------

                  c/o Castletop Investments, L.P.
                  5000 Plaza on the Lake, Suite 170
                  Austin, Texas  78746

         (c)      Citizenship:
                  -----------

                  Holdings - Texas corporation
                  Topfer - United States Citizen

         (d)      Title of Class of Securities:
                  ----------------------------

                  Common Stock, $0.01 par value

         (e)      CUSIP No.:
                  ---------

                  090576 60 2

Item 3. If this statement is filed pursuant toss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  Not Applicable.

CUSIP No. 090576 60 2              Schedule 13G                Page 4 of 5 Pages


Item 4.           Ownership

         (a)      Amount Beneficially Owned:
                  -------------------------

                  1,500,000 (1)

         (b)      Percent of Class:
                  ----------------

                  14%

         (c)      Number of shares as to which the person has:
                  -------------------------------------------

                        (i)         sole power to vote or to direct the vote:

                                    1,500,000 (1)

                       (ii)         shared power to vote or to direct the vote:

                                    0

                      (iii)         sole power to dispose or to direct the
                                    disposition of:

                                    1,500,000 (1)

                       (iv) shared power to dispose or to direct the disposition of:

                                    0

Item 5.           Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  Not Applicable.

CUSIP No. 090576 60 2              Schedule 13G                Page 5 of 5 Pages


Item 8.           Identification and Classification of Members of the Group

                  Not Applicable.

Item 9.           Notice of Dissolution of Group

                  Not Applicable.

Item 10.          Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   May 21, 2001
                                TOPFER HOLDINGS I, INC.,
                                a Texas corporation


                                By: /s/ Morton L. Topfer
                                    --------------------------------------------
                                    Morton L. Topfer, President and Individually

(1)  Topfer Holdings I, Inc. is general partner of
     Castletop Investments, L.P. and Morton L. Topfer is filing individually (based on the fact that he is President of Topfer Holdings I, Inc.).